EXHIBIT 20
Ford/News



Contact: Media Inquiries      Institutional Investors    Shareholder Inquiries
         Christian Vinyard    Mike Holland               (800) 555-5259 or
         (313) 322-3428       (313) 323-8221             (313) 845-8540



FOR RELEASE AT 7:30 A.M. (EASTERN) APRIL 16, 1997


               FORD EARNS $1.5 BILLION IN FIRST QUARTER, UP 125%;
                 HIGHER MARGINS FROM LOWER COSTS, NEW PRODUCTS

DEARBORN, Mich., April 16, 1997 -- Improving automotive margins raised Ford Motor Company's earnings for the first quarter to $1.5 billion, or $1.20 per fully diluted share of common and Class B stock. The 1997 results compare with earnings of $653 million, or 53 cents a share in the first quarter of 1996.

The first quarter's automotive improvement reflects new, successful, higher margin products and lower total costs.

"We're off to a solid start in 1997," said Chairman and Chief Executive Officer Alex Trotman. "The changes we have been making to our automotive operations for the past two years are beginning to pay off. We have developed a very strong product line-up around the world, particularly in the fastest growing segments."

"More quality cars and trucks are coming, designed to attract new customers and retain loyal owners," Trotman said. "With our unrelenting focus on improving the efficiency of our operations, we're very much on track to meet the tough business objectives we've set, assuming the economies of our major markets continue to perform as expected," he said.

AUTOMOTIVE OPERATIONS

Ford's first-quarter income from worldwide automotive operations was $1 billion, up from $142 million a year ago and the fourth consecutive quarter in which automotive results improved on a year-to-year basis.

------------------------------------------------------------------------------
Investor and Financial Media Relations, World Headquarters, Dearborn, Michigan 48126
Telephone: (313) 322-9600; Fax:  (313) 845-0570
Internet: http://media.ford.com

U.S. automotive operations, which contribute about two-thirds of Ford's automotive revenue, earned $836 million, up from $48 million a year ago. The improvement reflects successful new products with high demand and lower total costs.

Outside the U.S., automotive operations earned $168 million, up from $94 million a year ago. In Europe, which continues to be intensely competitive, Ford earned $105 million, up from $73 million a year ago. In South America, Ford lost $47 million, compared with a loss of $60 million a year ago. These improvements stem from cost reductions, the successful launch of new products, and a resurgence of Ford's business in South America.

Automotive return on sales in the first quarter improved to 4.5 percent in the U.S. (up 4.2 points from a year ago), and 3.5 percent worldwide (up 2.9 points).

FINANCIAL SERVICES

Financial Services Group earned $465 million, down from a record $511 million earned in the first quarter of 1996. The decline of $46 million from a year ago reflects primarily last year's sale of most of the assets of USL Capital. (First quarter 1996 earnings included $40 million from USL Capital.)

Ford Credit earned $276 million in the first quarter, compared with $339 million in the prior year. The decline reflects increased credit losses.

The Associates reported a record $238 million for the first quarter, compared with $192 million a year ago. Ford's share of The Associates' first-quarter 1997 earnings was $192 million.

The Hertz Corporation reported record first-quarter earnings of $20 million, more than double the $9 million earned in the same period a year ago.

MAKING PROGRESS

"There's still much to do," Trotman said. "But our progress is encouraging, and the entire Ford team is focused on meeting our business objectives and making us an even stronger competitor. I want to thank everyone at Ford for the tremendous efforts they are making to speed the changes in our company."

Previously, Ford has announced:

- executive compensation for 1997 has been tied directly to improvements in quality;

-  the discontinuance this year of five vehicle lines in the U.S.;

- manufacturing capacity realignments in the U.S., Europe and South America, including an expansion of capacity for Expedition;

- plans to sell the heavy truck and related service parts business to Freightliner;

- new products like the Lincoln Navigator, Town Car, and ZX2 in North America, Puma in Europe and Ka, a Fiesta-derived pickup, and Ranger in South America to strengthen an already strong product line-up in major markets;

- investments continue in new and emerging markets like China, India, Russia, and Turkey;

- the second-quarter stock dividend has been increased nine percent, from 38.5 cents a share to 42 cents;

- Hertz filed a registration statement with the Securities and Exchange Commission for an initial public offering of up to 18.6 percent of its common stock.

                                   # # #

                SUMMARY OF FIRST QUARTER 1997 COMPARED WITH 1996

Overview
--------

- Total earnings were $1.5 billion, compared with $653 million in the first quarter of 1996.
-    Fully-diluted earnings per share were $1.20, compared with 53 cents.
- Worldwide sales and revenues were $36.2 billion, compared with $35.2 billion.
-    Stockholders' equity was $27.3 billion, compared with $24.5 billion.

Automotive
----------

- Net income from worldwide automotive operations was $1 billion, compared with $142 million in the first quarter of 1996.
-    U.S. automotive operations earned $836 million, compared with $48 million.
- Outside the U.S., automotive operations earned $168 million, compared with $94 million.
-    Worldwide vehicle unit sales were 1,681,000, compared with 1,638,000.
-    Combined car and truck share in the U.S. was 25.1 percent, compared with
     25.8 percent.
-    Combined car and truck share in Europe was 11.4 percent, compared with
     12.1 percent.

Financial Services
------------------

- Financial Services Group earned $465 million, compared with $511 million in 1996.
-    Ford Credit earned $276 million, compared with $339 million.
- The Associates earned a record $238 million, compared with $192 million a year ago.
- Hertz earned a record $20 million, more than double the $9 million from last year.

Automotive Balance Sheet
------------------------

-    Net cash was $7.8 billion, compared with $5.8 billion.
- Cash and marketable securities were $16 billion, compared with $12.9 billion a year ago.
-    Debt was $8.2 billion, compared with $7.2 billion.
-    Capital spending was $1.6 billion, compared with $1.8 billion a year ago.

                  Ford Motor Company and Subsidiaries

                               HIGHLIGHTS
                               ----------
                                                            First Quarter
                                                          ----------------
                                                           1997      1996
                                                          ------    ------
                                                             (unaudited)
      Worldwide vehicle unit sales of
       cars and trucks (in thousands)
      - United States                                       979       940
      - Outside United States                               702       698
                                                          -----     -----
         Total                                            1,681     1,638
                                                          =====     =====

      Sales and revenues (in millions)
      - Automotive                                      $28,925   $28,297
      - Financial Services                                7,277     6,928
                                                        -------   -------
         Total                                          $36,202   $35,225
                                                        =======   =======

      Net income (in millions)
      - Automotive                                      $ 1,004   $   142
      - Financial Services                                  465       511
                                                        -------   -------
         Total                                          $ 1,469   $   653
                                                        =======   =======

      Capital expenditures (in millions)
      - Automotive                                      $ 1,613   $ 1,789
      - Financial Services                                  126       113
                                                        -------   -------
         Total                                          $ 1,739   $ 1,902
                                                        =======   =======

      Automotive capital expenditures as a
       percentage of sales                                  5.6%      6.3%

      Stockholders' equity at March 31
      - Total (in millions)                             $27,252   $24,540
      - After-tax return on Common and
         Class B stockholders' equity                      22.1%     10.7%

      Automotive cash and marketable
       securities at March 31 (in millions)             $15,967   $12,937

      Automotive debt at March 31
       (in millions)                                    $ 8,202   $ 7,175

      After-tax return on sales
      - U.S. Automotive                                     4.5%      0.3%
      - Total Automotive                                    3.5       0.6

      Shares of Common and Class B Stock
       (in millions)
      - Average number outstanding                        1,190     1,168
      - Number outstanding at March 31                    1,191     1,175

      AMOUNTS PER SHARE OF COMMON AND
       CLASS B STOCK AFTER PREFERRED
       STOCK DIVIDENDS

      Income assuming full dilution
      - Automotive                                      $  0.82   $  0.11
      - Financial Services                                 0.38      0.42
                                                        -------   -------
         Total                                          $  1.20   $  0.53
                                                        =======   =======

      Cash dividends                                    $ 0.385   $  0.35

                       Ford Motor Company and Subsidiaries

                               VEHICLE UNIT SALES
                               ------------------

                  For the Periods Ended March 31, 1997 and 1996
                                 (in thousands)


                                                        First Quarter
                                                   -----------------------
                                                    1997            1996
                                                   -------         -------
                                                         (unaudited)
North America
United States
 Cars                                                367             378
 Trucks                                              612             562
                                                   -----           -----
  Total United States                                979             940

Canada                                                69              50
Mexico                                                18              12
                                                   -----           -----

  Total North America                              1,066           1,002

Europe
Germany                                              115             118
Britain                                               98             118
Italy                                                 64              56
Spain                                                 46              48
France                                                36              51
Other countries                                       97              84
                                                   -----           -----

  Total Europe                                       456             475

Other international
Brazil                                                53              47
Australia                                             30              32
Taiwan                                                25              31
Argentina                                             17              16
Japan                                                 10              16
Other countries                                       24              19
                                                   -----           -----

  Total other international                          159             161
                                                   -----           -----

Total worldwide vehicle unit sales                 1,681           1,638
                                                   =====           =====




Vehicle unit sales are reported worldwide on a "where sold" basis and include sales of all Ford-badged units, as well as units manufactured by Ford and sold to other manufacturers.

                       Ford Motor Company and Subsidiaries


                        CONSOLIDATED STATEMENT OF INCOME
                        --------------------------------

                  For the Periods Ended March 31, 1997 and 1996
                                  (in millions)


                                                                             First Quarter
                                                                       -------------------------
                                                                         1997             1996
                                                                       --------         --------
                                                                              (unaudited)
AUTOMOTIVE
Sales                                                                  $28,925          $28,297

Costs and expenses (Note 2)
Costs of sales                                                          25,683           26,510
Selling, administrative and other expenses                               1,538            1,472
                                                                       -------          -------
  Total costs and expenses                                              27,221           27,982

Operating income                                                         1,704              315

Interest income                                                            249              184
Interest expense                                                           194              172
                                                                       -------          -------
  Net interest income                                                       55               12
Equity in net (loss) of affiliated companies                              (144)             (52)
Net expense from transactions with Financial Services                      (19)             (20)
                                                                       -------          -------

Income before income taxes - Automotive                                  1,596              255

FINANCIAL SERVICES
Revenues                                                                 7,277            6,928

Costs and expenses
Interest expense                                                         2,356            2,421
Depreciation                                                             1,765            1,691
Operating and other expenses                                             1,500            1,428
Provision for credit and insurance losses                                  845              576
                                                                       -------          -------
  Total costs and expenses                                               6,466            6,116
Net revenue from transactions with Automotive                               19               20
                                                                       -------          -------

Income before income taxes - Financial Services                            830              832
                                                                       -------          -------

TOTAL COMPANY
Income before income taxes                                               2,426            1,087

Provision for income taxes                                                 898              413
                                                                       -------          -------

Income before minority interests                                         1,528              674

Minority interests in net income of subsidiaries                            59               21
                                                                       -------          -------

Net income                                                             $ 1,469          $   653
                                                                       =======          =======

Income attributable to Common and Class B Stock
 after preferred stock dividends                                       $ 1,455          $   634

Average number of shares of Common and Class B
 Stock outstanding                                                       1,190            1,168

AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK

Income                                                                 $  1.22          $  0.54

Income assuming full dilution                                          $  1.20          $  0.53

Cash dividends                                                         $ 0.385          $  0.35


The accompanying notes are part of the financial statements.

                                        FS-3

                                             Ford Motor Company and Subsidiaries


                                                 CONSOLIDATED BALANCE SHEET
                                                 --------------------------
                                                        (in millions)
                                                                                      March 31,           December 31,
                                                                                        1997                  1996
                                                                                    ------------          ------------
ASSETS                                                                               (unaudited)
Automotive
Cash and cash equivalents                                                             $  3,299              $  3,578
Marketable securities                                                                   12,668                11,836
                                                                                      --------              --------
   Total cash and marketable securities                                                 15,967                15,414

Receivables                                                                              3,375                 3,133
Inventories (Note 3)                                                                     7,237                 6,656
Deferred income taxes                                                                    3,195                 3,296
Other current assets                                                                     2,925                 3,193
Net current receivable from Financial Services                                             525                     0
                                                                                      --------              --------
   Total current assets                                                                 33,224                31,692

Equity in net assets of affiliated companies                                             2,290                 2,483
Net property                                                                            33,039                33,527
Deferred income taxes                                                                    4,484                 4,429
Other assets                                                                             7,385                 7,527
                                                                                      --------              --------
   Total Automotive assets                                                              80,422                79,658

Financial Services
Cash and cash equivalents                                                                2,499                 3,689
Investments in securities                                                                2,515                 2,307
Net receivables and lease investments                                                  161,615               161,906
Other assets                                                                            14,906                14,834
Net receivable from Automotive                                                               0                   473
                                                                                      --------              --------
   Total Financial Services assets                                                     181,535               183,209
                                                                                      --------              --------

   Total assets                                                                       $261,957              $262,867
                                                                                      ========              ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Automotive
Trade payables                                                                        $ 11,298              $ 11,735
Other payables                                                                           2,229                 2,206
Accrued liabilities                                                                     16,242                16,587
Income taxes payable                                                                       977                   508
Debt payable within one year                                                             1,756                 1,661
Net current payable to Financial Services                                                    0                   473
                                                                                      --------              --------
   Total current liabilities                                                            32,502                33,170

Long-term debt                                                                           6,446                 6,495
Other liabilities                                                                       27,400                26,793
Deferred income taxes                                                                    1,199                 1,225
                                                                                      --------              --------
   Total Automotive liabilities                                                         67,547                67,683

Financial Services
Payables                                                                                 5,059                 4,695
Debt                                                                                   149,669               150,205
Deferred income taxes                                                                    3,619                 4,338
Other liabilities and deferred income                                                    7,606                 8,504
Net payable to Automotive                                                                  525                     0
                                                                                      --------              --------
   Total Financial Services liabilities                                                166,478               167,742

Company-obligated mandatorily redeemable preferred securities of a subsidiary
 trust holding junior subordinated debentures of the Company (Note 5)                      680                   680

Stockholders' equity
Capital stock
 Preferred Stock, par value $1.00 per share (aggregate liquidation
  preference of $671 million and $694 million)                                               *                     *
 Common Stock, par value $1.00 per share
  (1,121 and 1,118 million shares issued)                                                1,121                 1,118
 Class B Stock, par value $1.00 per share (71 million shares issued)                        71                    71
Capital in excess of par value of stock                                                  5,288                 5,268
Foreign currency translation adjustments and other                                        (559)                  (29)
Earnings retained for use in business                                                   21,331                20,334
                                                                                      --------              --------
   Total stockholders' equity                                                           27,252                26,762
                                                                                      --------              --------

   Total liabilities and stockholders' equity                                         $261,957              $262,867
                                                                                      ========              ========
- - - - -
*Less than $1 million


The accompanying notes are part of the financial statements.

                                       Ford Motor Company and Subsidiaries

                                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                 ----------------------------------------------

                                   For the Periods Ended March 31, 1997 and 1996
                                                  (in millions)


                                                                           First Quarter 1997        First Quarter 1996
                                                                         ----------------------    ----------------------
                                                                                      Financial                 Financial
                                                                         Automotive   Services     Automotive   Services
                                                                         ----------   ---------    ----------   ---------
                                                                               (unaudited)               (unaudited)

Cash and cash equivalents at January 1                                    $ 3,578     $  3,689      $ 5,750     $  2,690

Cash flows from operating activities before securities trading              3,161        2,342        2,916        3,014
Net (purchases)/sales of trading securities                                  (832)          37         (197)         281
                                                                          -------     --------      -------     --------
   Net cash flows from operating activities                                 2,329        2,379        2,719        3,295

Cash flows from investing activities
 Capital expenditures                                                      (1,613)        (126)      (1,789)        (113)
 Acquisitions of receivables and lease investments                              -      (26,481)           -      (28,164)
 Collections of receivables and lease investments                               -       21,192            -       20,949
 Net acquisitions of daily rental vehicles                                      -         (528)           -         (989)
 Purchases of securities                                                        0       (1,054)         (10)      (3,433)
 Sales and maturities of securities                                             0          793            0        3,217
 Proceeds from sales of receivables and lease investments                       -          807            -        1,775
 Net investing activity with Financial Services                               364            -           (3)           -
 Other                                                                         78          151          (97)         209
                                                                          -------     --------      -------     --------
   Net cash used in investing activities                                   (1,171)      (5,246)      (1,899)      (6,549)

Cash flows from financing activities
 Cash dividends                                                              (472)          (7)        (428)           -
 Issuance of Common Stock                                                      23            -           40            -
 Changes in short-term debt                                                  (101)       1,033         (158)          34
 Proceeds of other debt                                                       210        3,842           14        6,126
 Principal payments on other debt                                             (64)      (3,839)          (3)      (3,462)
 Net financing activity with Automotive                                         -         (364)           -            3
 Other                                                                          0          106            1           43
                                                                          -------     --------      -------     --------
   Net cash (used in)/provided by financing activities                       (404)         771         (534)       2,744

Effect of exchange rate changes on cash                                       (35)         (92)         (28)         (48)
Net transactions with Automotive/Financial Services                          (998)         998           66          (66)
                                                                          -------     --------      -------     --------

   Net (decrease)/increase in cash and cash equivalents                      (279)      (1,190)         324         (624)
                                                                          -------     --------      -------     --------

Cash and cash equivalents at March 31                                     $ 3,299     $  2,499      $ 6,074     $  2,066
                                                                          =======     ========      =======     ========


The accompanying notes are part of the financial statements.

                       Ford Motor Company and Subsidiaries

                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------


                                   (unaudited)


1. Financial Statements - The financial data presented herein are unaudited, but in the opinion of management reflect those adjustments necessary for a fair presentation of such information. Results for interim periods should not be considered indicative of results for a full year. Reference should be made to the financial statements contained in the registrant's Annual Report on Form 10-K (the "10-K Report") for the year ended December 31, 1996. For purposes hereof, "Ford" or the "Company" means Ford Motor Company and its majority owned subsidiaries unless the context requires otherwise. Certain amounts for prior periods have been reclassified to conform with 1997 presentations, including additional elimination of intercompany sales.


2.   Selected Automotive costs and expenses are summarized as follows
     (in millions):

                                                           First Quarter
                                                     --------------------------
                                                       1997              1996
                                                     --------          --------
     Depreciation                                      $683              $636
     Amortization                                       787               764


3.   Automotive inventories are summarized as follows (in millions):

                                                           March 31,      December 31,
                                                             1997             1996
                                                         ------------     ------------

     Raw materials, work in process and supplies            $3,831          $3,374
     Finished products                                       3,406           3,282
                                                            ------          ------
        Total inventories                                   $7,237          $6,656
                                                            ======          ======

     U.S. inventories                                       $2,795          $2,280



4. Earnings per share - Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share," was issued in February 1997. Adoption of SFAS 128, effective for periods ending after December 15, 1997, is not expected to have a material effect on reported earnings.


5. Company-Obligated Mandatorily Redeemable Preferred Securities of a Subsidiary Trust - The sole asset of Ford Motor Company Capital Trust I (the "Trust"), which is the obligor on the Preferred Securities of such Trust, is $632 million principal amount of 9% Junior Subordinated Debentures due 2025 of Ford Motor Company.


6. Capacity realignment - In March, the Company announced it was discontinuing production of four vehicle lines (Ford Thunderbird, Probe and Aerostar, and Mercury Cougar) at the end of the 1997 model year and, in the third quarter, idling the passenger car system at the Lorain (Ohio) Assembly Plant. The financial effect of these actions has not yet been determined.